EXHIBIT 99.4




                                               CARPENTER


                                      Carpenter Technology Corporation
                                      P.O. Box 14662
                                      Reading, Pennsylvania, 19612-4662

                                      Robert J. Dickson
                                      (610) 208-2165


      IMMEDIATE RELEASE

           CARPENTER SUCCESSFULLY COMPLETES TENDER OFFER FOR TALLEY

             Reading, PA (December 5, 1997) - Carpenter Technology Corporation (NYSE:CRS) announced today that it successfully completed its tender offer for all outstanding shares of Talley Industries, Inc. (NYSE:TAL). The offer expired as scheduled at midnight (EST) on Thursday, December 4.

             Based on a preliminary count from the depositary for the offer, approximately 10,777,195 shares of common stock, 12,509 shares of Series A convertible preferred stock and 497,618 shares of Series B $1 cumulative convertible preferred stock of Talley had been tendered and accepted for payment. On a fully diluted basis, this represents approximately 74.4 percent of Talley's outstanding shares of common stock, Series A convertible preferred stock and Series B $1 cumulative convertible preferred stock.

             Carpenter now will take the necessary steps to merge its subsidiary, Score Acquisition Corp., with Talley during the first quarter of 1998. Any remaining Talley shares then will be converted into cash amounts equivalent to the tender offer, which are $12 per share of common stock, $11.70 per share of Series A convertible preferred stock and $16 per share of Series B $1 cumulative convertible preferred stock.




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      Carpenter Technology Corporation/page 2


             Carpenter, a specialty materials company based in Reading, Pa., that makes and sells stainless steel, titanium and other specialty alloys, and various engineered products, is acquiring Talley to expand its metals manufacturing capacity and distribution outlets. The aggregate value of the transaction will be approximately $312 million.

             Carpenter's sales for fiscal year 1997 (ended June 30, 1997) were $939 million. In 1996, Phoenix-based Talley, a diversified manufacturer, had revenues of $502.7 million.




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